Exhibit 99.1

June 8, 2009

Alain Rhéaume

Lead Director

Quebecor World Inc.

999 de Maisonneuve West

Suite 1100

Montréal, Province of Québec

H3A 3L4

Jacques Mallette

President and Chief Executive Officer

Quebecor World Inc.

999 de Maisonneuve West

Suite 1100

Montréal, Province of Québec

H3A 3L4

Re:	Offer to Purchase All or Substantially All of the Assets of the U.S. and Canadian Debtors

Gentlemen:

As you know, on May 12, 2009, we made a proposal (the “Original Proposal”) to purchase all or substantially all of the assets and properties of Quebecor World Inc. (“QWI”), Quebecor World (USA) Inc. and their debtor affiliates (collectively, the “Quebecor Debtors”), including shares of their Latin American subsidiaries, and on June 2, 2009, we revised our proposal to include the assumption of significant pension liabilities and a commitment to work with you to avoid any inefficient tax characterization (the “Revised Proposal” and, together with the Original Proposal, the “Previous Proposals”). In addition, we have conducted certain due diligence in respect of pension, labor and tax matters, and have received input and comments on our Previous Proposals from you and certain of your creditors, including comments received from certain of your creditors on June 5, 2009.

All of our work and discussions so far underscore our view on May 12 that the transaction proposed by us is significantly more favorable to the creditors of the Quebecor Debtors than the stand-alone restructuring proposed by the current draft plans of reorganization (collectively, the “Plans”). However, we would also like to be responsive to the concerns that have been raised. Accordingly, R.R. Donnelley & Sons Company (“RRD”) is pleased to submit to you this further modified proposal (this “Proposal”) to purchase all or substantially all of the assets and properties of the Quebecor Debtors, including shares of their Latin American subsidiaries, and all U.S. and

non-U.S. facilities unless you and we agree otherwise, free and clear of all claims and interests, on the terms and conditions described below (the “Acquisition”). RRD remains ready to proceed as quickly as possible to reducing this Proposal to a legally-binding purchase or plan sponsor agreement, as we may agree.

Proposal

Based on feedback that we received from you and your creditors on the Original Proposal, in which we were asked to revise the Original Proposal to be more specific regarding pension, tax and labor matters, the information that we have received to date on these matters, and terms outlined to us by certain of your creditors, the Previous Proposals have been further revised in this Proposal in a manner that we believe is beneficial to you and your creditors. The key provisions of our Proposal are now as follows:

a. Purchase Consideration. We propose the following consideration (in the aggregate):

•

cash in an amount equal to US$800,000,000 and cash on the balance sheet (estimated as of June 30, 2009, at US$335,000,000 pursuant to the Plans). This represents total cash to the estate of US$1,135,000,000, which according to your analysis, results in US$476,000,000 more net cash to the estate than is provided for in the Plans; plus

•

30 million shares of RRD common stock, which represent approximately 15% of RRD’s outstanding shares and have a value of US$415,800,000 based on the closing trading price on June 5, 2009. RRD common stock is listed for trading on the New York Stock Exchange, and the current market capitalization of RRD is approximately US$2.84 billion; plus

•

assumption of the sponsorship of the tax-qualified single employer defined benefit pension plans and assumption of the obligation to contribute to the multiemployer defined benefit pension plans in the United States and Canada (as set forth below), for which we understand the underfunding liability as of December 31, 2008 of the Quebecor Debtors in respect of the single employer defined benefit pension plans is at least US$275,000,000.

Clearly, this Proposal addresses directly your comments regarding the value offered in the Previous Proposals. As compared to the Original Proposal:

•	the cash consideration has been increased by US$178,000,000 (US$100,000,000 plus an additional US$78,000,000 in cash on the balance sheet);

•	the stock consideration has increased in value by US$21,600,000;

•	we have confirmed our intention to assume significant pension liabilities; and

•

as set forth in greater detail below, we have removed any tax exposure to you from our Proposal and agreed to share in your costs in connection with any extension or forbearance related to your DIP financing.

We believe that this Proposal is overwhelmingly in the best interests of your creditors when the distributions to creditors resulting from this Proposal are compared with the distributions to creditors resulting from the Plans.

As we previously mentioned, we also believe that the publicly-listed common stock of the pro forma combined company will offer attractive investment characteristics for current creditors of the Quebecor Debtors when compared to the newly-issued securities of a stand-alone reorganized company. In addition to providing an attractive valuation today and immediate liquidity, for those investors that choose to remain stockholders of RRD, our Proposal offers the opportunity to enjoy the synergies involved in the Acquisition and participate in any future appreciation of RRD stock. This is an exciting opportunity and we expect that the Acquisition will be accretive to RRD stockholders after the first 12 months of combined operations.

b. Pension Matters. Based on the information made available to date, we would expect that as part of the definitive purchase agreement we would agree to assume the sponsorship of the tax-qualified single employer defined benefit pension plans and the obligation to contribute to the multiemployer defined benefit pension plans of the Quebecor Debtors in the United States and Canada, and, therefore, such pension plans will be continued after the Acquisition in accordance with their terms.

c. Labor Matters. While we have not yet been provided with the due diligence materials we have requested in respect of labor matters, based on the information available, we would expect that as part of the definitive purchase agreement we would agree to maintain the level of wages and benefits currently provided to the Quebecor Debtors’ collectively bargained employees.

d. Tax. As you know, our respective tax advisors have been having constructive discussions with respect to the tax analysis in respect of the Acquisition. As discussed, although we initially proposed that the Acquisition be structured as a Section 363(b) sale transaction, it is our intention that no additional tax liability be incurred by the estate in connection with the Acquisition as compared to the restructuring pursuant to the Plans. To this end, we are prepared to structure the Acquisition as a purchase of stock pursuant to a plan of reorganization, if necessary to eliminate any additional tax liability. Accordingly, for purposes of this Proposal we have assumed that your choice between this Proposal and the Plans is tax-neutral to you.

e. Valuation Assumptions. Our proposed acquisition price is based on due diligence information that we have been provided to date, publicly-available information and our deep knowledge of the industry. We have assumed (i) interim operations in the ordinary course, (ii) normalized working capital at closing, (iii) the assets and properties of the Quebecor Debtors (and their Latin American subsidiaries) are consistent with our business expectations based on our industry knowledge and our review of public financial information, (iv) the non-debtor subsidiaries are free of liabilities outside of the ordinary course of business, and (v) the assets and properties of the Quebecor Debtors will be transferred to us free and clear of all claims and liabilities (other than ordinary course trade payables, specific contracts that we ask you to assume and assign to us, and other liabilities to be agreed, some of which are specifically addressed in this Proposal).

f. Retention of Employees. In our opinion, it will be tremendously important to the successful completion of the Acquisition to ensure the retention of key employees of the Quebecor Debtors through the closing of any transaction and for a transition period following closing. As a result, we would expect to provide in the definitive purchase agreement for a retention program for these employees.

g. DIP Financing. We appreciate that the term of your DIP financing expires on July 21, 2009 and that if you were to decide to proceed with us you would seek an extension of the term of the DIP loan or an agreement to forbear. We would not anticipate this being an issue given the value we ascribe to the business. However, we would propose that, on or prior to July 21, 2009, assuming that we have signed a definitive purchase agreement but not yet obtained the relevant competition law approvals for closing (see below), we will agree to pay 50% of the costs of any such extension or forbearance (subject to our approval of the terms of such extension or forbearance and up to an agreed limit) as necessary to permit sufficient time to obtain the competition law approvals. If an Acquisition is completed, the amount paid by us in connection with any such extension or forbearance (our “DIP Contribution”) would be credited towards the cash consideration to be paid by us in connection with the Acquisition. If an Acquisition is not completed because we fail to obtain a competition law approval, so long as you are not in breach of your obligations to us, you may retain the initial 50% payment and, in addition, we will pay you an amount equal to the remaining 50% of the extension/forbearance costs you have incurred. We do not believe that your DIP financing should be a material concern in determining whether the Plan or this Proposal offers the highest value to creditors.

h. Financing. There would be no financing condition to the Acquisition. We have sufficient funds to pay the cash portion of the consideration from cash on hand and/or availability under our existing revolving credit facility.

i. Regulatory Matters. The Acquisition will require expiration of the applicable waiting period under the U.S. Hart-Scott-Rodino Act and under the Competition Act Canada, if applicable, approval under the Investment Canada Act and, potentially, filings in other jurisdictions. As previously stated and discussed with your advisors, we and our advisors have done considerable work assessing the regulatory issues associated with the proposed Acquisition and are confident that the proposed Acquisition can be completed in a timely manner. We are ready to file under the U.S. Hart-Scott-Rodino Act immediately, as soon as next week, on the basis of a letter of intent. If this filing can be made promptly, we are prepared to discuss other reasonable assurances in the definitive documentation with respect to our obtaining competition law approvals, in addition to the obligation to compensate you for DIP extension/forbearance costs described above.

j. Due Diligence. We have completed significant due diligence on the items where we have been provided information and are prepared to work with you and our respective advisors to complete our business, financial, accounting, tax, environmental and legal due diligence review within three weeks. If you decide to proceed with this Proposal, we will in the next day or so thereafter, provide you with our due diligence request list for the next phase of due diligence.

k. Competitively Sensitive Information. We are sensitive to any concerns that you may have with respect to the treatment of competitively sensitive information during the next phase of the due diligence process. Our advisors are very familiar with the issues relating to conducting diligence for potential strategic transactions in this industry and can describe to your advisors the set of safeguards that we would implement to avoid any risk that information is shared inappropriately.

l. Structure and Documentation. The purchaser would be one or more wholly-owned subsidiaries of RRD. There would be no other investors or sources of capital or financing for the Acquisition. We would expect the transaction to be documented in a customary purchase agreement or plan sponsor agreement, with appropriate equivalent Canadian documents and proceedings relating to the CCAA. The purchase agreement would be effective upon court approval and would include customary representations, warranties, covenants and closing conditions and other terms customary for similar transactions. We would propose working in parallel on definitive documentation so as to be in a position to enter into a definitive purchase agreement with respect to the Acquisition without material delay.

m. Internal Approvals. This Proposal has been reviewed at the highest levels of RRD and we are pleased to advise you that the only further internal approval necessary for the execution and delivery of a binding purchase agreement is the approval of our Board of Directors. No shareholder approval is required.

n. Stalking Horse Protections. We do not require any exclusivity period, no-shop provisions or expense reimbursement to continue to conduct due diligence or finalize the terms of the proposed Acquisition. We are also willing to work on a “dual-track” process with your current Plans, as discussed, while we reduce this proposal to a legally-binding commitment and complete the regulatory process. However, once we execute a definitive purchase agreement, we will require customary protections for a stalking horse bidder in light of the value created for the Quebecor Debtors by our Proposal, including overbid protections and other bidding procedures to be agreed. The definitive purchase agreement would also be expected to contain appropriate milestones to closing and a termination right if the milestones are not met, expense reimbursement, and, in the event the Quebecor Debtors consummate an alternative transaction, a break-up fee in an amount to be agreed.

Process

We would like to suggest that, if you are interested in pursuing this transaction, your and our advisors work to reduce this proposal to a letter of intent that can be used to commence the regulatory filings next week and also serve as a basis for drafting a legally-binding purchase agreement. As mentioned above, prior to signing a definitive purchase agreement, we require no expense reimbursement and no deal protection of any sort. We understand that the Quebecor Debtors would be free to abandon discussions with us at any time (and vice versa), and we believe that we can progress very quickly to agree upon a transaction without materially impairing your ability to confirm the current draft Plans later if for any reason you decide not to proceed with a transaction with RRD. We also stand ready to execute an extension to the confidentiality agreement we entered into on May 23, 2009.

*    *    *    *

This letter is not a legally-binding offer or agreement. Any legally-binding offer or agreement will be set forth only in definitive documentation approved by you and us.

If you have questions about our letter or would like to discuss the next steps, please do not hesitate to contact me. You also may contact Stefan Selig of Banc of America Securities/Merrill Lynch & Co. (646-885-1305 or sselig@bofasecurities.com), or Andy Dietderich at Sullivan & Cromwell LLP (212-558-3830 or dietdericha@sullcrom.com).

We will be publicly disclosing this letter by filing it with the US Securities and Exchange Commission. We understand and appreciate that you will want to share this letter with the many stakeholders in your restructuring process.

If you are interested in continuing to pursue this transaction, we ask that you let me know by the close of business on Wednesday, June 10th. Please understand that, although we are ready to negotiate any details, this Proposal is the highest and best offer of RRD in terms of purchase consideration, reflecting all of our work and discussions to this time. If you conclude for whatever reason that you are not interested in pursuing this transaction, we ask that you inform us promptly so that both companies can move on independently to the work ahead in the industry.

Very truly yours,

R.R. DONNELLEY & SONS COMPANY

By	/s/ Thomas J. Quinlan III
Name:	Thomas J. Quinlan III
Title:	President and Chief Executive Officer

cc:	Louis J. Gouin
Marc Lacourcière
(Ogilvy Renault LLP)

Michael J. Canning, Esq.
Neil M. Goodman, Esq.
Joel M. Gross, Esq.
(Arnold & Porter LLP)

Steven R. Strom
(Jefferies & Company, Inc.)

Murray A. McDonald
(Ernst & Young Inc)

S. Richard Orzy
Kevin J. Zych
(Bennett Jones LLP)

Ira S. Dizengoff
David H. Botter
Ryan C. Jacobs
David F. Staber
Sarah L. Schultz
(Akin Gump Strauss Hauer & Feld LLP)

Audra D. Cohen
Andrew G. Dietderich
(Sullivan & Cromwell LLP)

Randall W. Pratt
Edward A. Sellers
(Osler, Hoskin & Harcourt LLP)